Exhibit 5.C

REPUBLIC OF SENEGAL

RIDER NUMBER 2

TO THE MINING CONVENTION

FOR THE EXPLORATION AND EXPLOITATION OF GOLD AND RELATED SUBSTANCES PASSED IN APPLICATION OF THE 2003-36 OF 24 /11/2003 LAW ON MINING CODE

BETWEEN

THE GOVERNMENT OF THE REPUBLIC OF SENEGAL

AND

THE COMPANY OROMIN JOINT VENTURE GROUP LTD.

(Golouma Mining Concession, 212.6 km²)

BETWEEN

The Government of the Republic of Senegal hereafter named the State, represented by:

Mister Abdoulaye Balde, Senior Minister, Minister of Mines, Industry, Agro-Industry and SME

ON ONE HAND

AND

The company OROMIN JOINT VENTURE GROUP LTD, hereunder named the Company with its headquarters at, Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands, represented by

Mister Mustafa AL DARWISH, Chairman, duly authorized,

ON THE OTHER HAND

PREAMBLE

1.	The State and the Company have executed a mining convention on February 17, 2005 for the search of gold and related substances on the exploration perimeter of Sabodala having a 230 km² surface area.

2.	Since their commencement in the context of the Mining Convention, exploration works have enabled the discovery of commercially viable gold deposits.

3.

On the basis of a Preliminary Feasibility Study and a Strategic Environmental Assessment approved by the competent government bodies, the Company has decided to proceed with the mining of the deposits discovered, and to request to that end the grant of a mining concession.

4.	By decree n° 2010-83 dated January 26, 2010, the State has granted to the Company a 212.6 km² mining concession for gold and related substances at Golouma, Sabodala District and Region of Kedougou

5.

The State and the Company have executed a Rider No 1 to the mining convention on March 28, 2011 for the exploration and exploitation of gold and related substances on the Golouma Mining Concession having a 212.6 km² surface area.

6.

The State and the company have agreed to revise the Mining Convention dated February 17, 2005 by means of the hereby Rider n°2 taking into consideration the results of the work programs of the Company.

7.	The State undertakes to take the necessary steps so that the approval of Rider n° 1 to the Mining Convention is granted at the earliest convenience.

8.	The parties agree and declare that this rider is a modification of the Mining Convention executed on February 17, 2005 of which it is an integral part.

Therefore,

9.

In view of the Regulation n° 18.2003/CM/UEMOA on the adoption of a community Mining Code of the UEMOA which determines the mining policy of the Government tending to promote mineral exploration and exploitation in Senegal;

10.	In view of Law no. 2003-36 of November 24, 2003 on the Mining Code;

11.	In view of Decree no. 2004-647 of May 17, 2004, setting the terms in which the Mining Code is implemented;

12.

In view of Decree n° 2010-83 dated January 26, 2010, granting to the Company Oromin Joint Venture Group a mining concession for gold and related substances at Golouma, Sabodala District and Region of Kedougou.

13.	In view of Order no. 000918/MEM/DMG of March 4, 2005 granting to the company « Oromin Explorations Ltd. » an exploration permit for gold and related substances (Sabodala Perimeter, 230 km2);

14.	In view of Order no. 000599/MEM/DMG of February 7, 2007, transferring and extending the 230 km2 Sabodala exploration permit for gold and related substances to « Oromin Joint Venture Group Ltd. » ;

15.	In view of Order no. 11077/MMI/PME/DMG of December 31, 2008, further extending the Sabodala exploration permit for gold and related substances, and reducing the surface area of the extended exploration permit (Sabodala Perimeter, 212.6 km2);

16.	In view of the Mining Convention dated February 17, 2005 signed between the State and the Company ;

17.	In view of the Rider No 1 to the Mining Convention dated March 28, 2011 signed between the State and the Company ;

The parties have agreed to the following provisions:

ARTICLE 1: Purpose of the rider

1.1

The purpose of this rider is to revise the Mining Convention executed on February 17, 2005 between the State and the Company in order to take into consideration the results of the work programs of the Company.

1.2	This rider consists in updating article 26.3 of the Mining Convention in order to define the deadline beyond which the tax incentives granted by the mining concession can be declared null and void.

ARTICLE 2: Obligations of the holder of an exploitation mining title

Article 26.3 of the Mining Convention is deleted and replaced with the following provisions:

“If within a delay of one (1) year following the effective date of the execution of the present Rider, the investments operations are not really undertaken by the so called holders of the mining title, the tax incentives granted by the Mining Code can be declared null and void following injunction of the Minister in charge of mines”.

ARTICLE 3: Maintain of the other clauses of the Mining Convention

Outside the amendments envisaged in the present Rider, all other clauses of the mining convention as amended and completed by the Rider No 1 signed on March 28, 2011 are maintained and remain in force between the parties in the same terms as long as they are concordant with the grant to the Company of the mining concession by Decree n° 2010-83 dated January, 26th 2010.

In witness whereof, the parties have signed the present Rider in Dakar the 23rd of September 2011.

For the Government of the Republic of Senegal	For the company OROMIN JOINT VENTURE GROUP LTD.

“signed and sealed”	“signed”

Mister Abdoulaye BALDE	Mister Mustafa AL DARWISH
Senior Minister, Minister in charge of Mines	Chairman